UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Archstone-Smith Trust

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Archstone-Smith Trust
9200 E. Panorama Circle
Englewood, Colorado 80112
NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS:
To Be Held May 4, 2005
To our shareholders:
      On behalf of the Board of Trustees, I cordially invite you to attend the 2005 annual meeting of shareholders of Archstone-Smith Trust (“Archstone-Smith”). This year’s meeting will be held on May 4, 2005, at The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado 80906, at 11:00 a.m. (Mountain Time) for the following purposes:

1.	To elect three Class I Trustees to serve until the annual meeting of shareholders in 2008 and until their successors are duly elected and qualify;

2.	To vote on an amendment to the Articles of Amendment and Restatement of Archstone-Smith to eliminate the classification of Trustees;

3.	To ratify the appointment of KPMG LLP as auditors for the current fiscal year;

4.	To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.
      The accompanying Proxy Statement provides further information regarding the business of the meeting.
      Shareholders of record at the close of business on March 8, 2005 are entitled to notice of, and to vote at, the meeting.
      Your vote is important. Please vote by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person. We look forward to seeing you at the meeting.

-s- Caroline Brower
Caroline Brower
General Counsel and Secretary
[March 24, 2005]
YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF TRUSTEES
AMENDMENT OF DECLARATION OF TRUST
PROPOSAL NO. 2 -- TRUSTEES’ PROPOSAL TO AMEND THE ARTICLES OF AMENDMENT AND RESTATEMENT TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
NOMINATION PROCESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 3 -- RATIFICATION OF RELATIONSHIP WITH PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

ARCHSTONE-SMITH TRUST
PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 4, 2005
GENERAL INFORMATION
      Our Board of Trustees is soliciting proxies to be voted at the 2005 annual meeting of shareholders to be held on May 4, 2005. This Proxy Statement, which we expect to send to our shareholders on or about [March 24, 2005], provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”), represented by your validly executed proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.
      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, or you may attend if you obtain a proxy in your name from the record owner and present such proxy at the meeting. If you want to vote in person your Common Shares held in street name, you will have to get a proxy in your name from the record holder. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.
      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.
      We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.
      If you share an address with any of our other shareholders, your household might receive only one copy of the Annual Report and Proxy Statement. To request individual copies of the Annual Report and Proxy Statement for each shareholder in your household, please contact the Investor Relations Department, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293). We will deliver copies of the Annual Report and Proxy Statement promptly following your oral or written request. To ask that only one set of the documents be mailed to your household, multiple shareholders should contact Mellon Investor Services, our transfer agent, if they are the registered owner of the shares or their broker if the shares are registered in street name.
      For purposes of this Proxy Statement, we refer to Archstone-Smith Operating Trust as the Operating Trust. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.
SHARES OUTSTANDING AND VOTE REQUIRED
      At the close of business on March 8, 2005, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 199,787,380 Common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

      Trustees will be elected at the annual meeting by a plurality of the votes cast at the meeting. The affirmative vote of at least a majority of all outstanding common shares entitled to vote will be required for approval of the proposal to declassify our board of trustees. The affirmative vote of a majority of the votes cast will be required for approval of the ratification of KPMG LLP as our auditors. Abstentions, votes withheld and broker non-votes will be counted as common shares represented at the meeting for purposes of determining a quorum, but will not be counted as votes cast and will have no effect with respect to the election of Trustees or the ratification of the appointment of KPMG LLP as our auditors, but will have the same effect as a negative vote on the proposal to declassify our board of trustees. Therefore, it is important that you vote your shares either at the meeting or by proxy. Representatives of our transfer agent will assist us in the tabulation of the votes.
PRINCIPAL SHAREHOLDERS
      The following table sets forth, as of March 8, 2005, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer and our four other most highly compensated executive officers during 2004 (the “Named Executive Officers”), and (d) all our Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units”) beneficially owned by that person have been redeemed for Common Shares, and (ii) all options and convertible, redeemable or exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 7, 2005 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

			Percentage
			of all
	Number of Common Shares		Common
Name of Beneficial Owner	Beneficially Owned		Shares

Stichting Pensioenfonds ABP
Oude Lindestraat 70 Postbus 2889
6401 DL Heerlen
The Netherlands	12,966,000	(1)	6.49%
Cohen & Steers, Inc.
757 Third Avenue
New York, New York 10017	11,673,415	(1)	5.84%
Morgan Stanley
1585 Broadway
New York, New York 10036	10,817,964	(1)	5.41%
James A. Cardwell	74,497	(2)(3)(15)(16)	*
Ernest A. Gerardi, Jr.	272,323	(2)(3)(5)(14)(15)	*
Ruth Ann M. Gillis	3,643	(3)(15)(16)	*
Ned S. Holmes	53,987	(2)(3)(6)(15)(16)	*
Robert P. Kogod	5,620,990	(3)(4)(7)(8)(10)(14)(15)	2.81%
James H. Polk, III	38,146	(2)(3)(15)	*
John M. Richman	50,221	(2)(3)(15)(16)	*
John C. Schweitzer	78,960	(2)(3)(11)(15)	*
R. Scot Sellers	1,139,953	(3)(4)(12)(15)	*
Robert H. Smith	4,922,714	(3)(4)(7)(9)(10)(14)15)	2.46%

			Percentage
			of all
	Number of Common Shares		Common
Name of Beneficial Owner	Beneficially Owned		Shares

J. Lindsay Freeman	225,709	(3)(14)(15)(17)	*
Dana K. Hamilton	218,451	(3)(4)(14)(15)(17)	*
Charles E. Mueller, Jr.	242,167	(3)(4)(13)(14)(15)(17)	*
James D. Rosenberg	7,348		*
All Trustees and executive officers as a group (16 persons)	8,612,089		4.3%

*	Less than 1%.

(1)	Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2005. Information regarding beneficial ownership of Common Shares by Cohen & Steers, Inc. and its affiliates is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Information regarding beneficial ownership of Morgan Stanley is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005. Information regarding beneficial ownership of Barclays Global Investors, NA and its affiliates is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Information regarding beneficial ownership of Deutsche Bank AG and its affiliates is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on October 12, 2004.

(2)	Includes for each of Messrs. Cardwell, Richman and Schweitzer beneficial ownership of 13,750 Common Shares; for Mr. Holmes beneficial ownership of 3,750 Common Shares; for Mr. Polk beneficial ownership of 10,000 Common Shares; and for Mr. Gerardi beneficial ownership of 72,952 Common Shares, in each case which are issuable upon exercise of options. See “Election of Trustees — Trustee Compensation,” “— Outside Trustees Plan,” and “— Deferred Compensation Plan.”

(3)	Includes beneficial ownership of Common Shares which are issuable upon settlement of restricted share unit awards, as follows: Mr. Cardwell 6,000; Mr. Freeman 99,647; Mr. Gerardi 6,068; Ms. Gillis 2504; Ms. Hamilton 47,837; Mr. Holmes 6,000; Mr. Kogod 2,458; Mr. Mueller 87,155; Mr. Polk 4,333; Mr. Richman 4,333; Mr. Schweitzer 6,000; Mr. Sellers 280,958; and Mr. Smith 2,598.

(4)	Includes beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Ms. Hamilton 145,798; Mr. Kogod 21,848; Mr. Mueller 129,723; Mr. Sellers 729,552; and Mr. Smith 23,098.

(5)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.

(6)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes’ children.

(7)	Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 2,607,801 and Mr. Kogod, 2,522,094. Mr. Smith has shared voting and shared dispositive power with respect to 2,418,655 of such Class A-1 Common Units. Of the 2,418,655 Class A-1 Common Units for which Mr. Smith shares voting power and dispositive power, 88,887 are owned by Mr. Smith’s spouse and 2,329,768 are owned by CESM, Inc., of which Mr. Smith is a director and the vice president, secretary and treasurer. Mr. Kogod has shared voting and shared dispositive power with respect to 2,398,510 of such Class A-1 Common Units. Of the 2,398,510 Class A-1 Common Units for which Mr. Kogod shares voting power and dispositive power, 68,742 are owned by Mr. Kogod’s spouse and 2,329,768 are owned by CESM, Inc., of which Mr. Kogod is a director and the president. The Class A-1 Common Units that are owned by CESM, Inc. are reported twice, once as beneficially owned by Mr. Smith and again as beneficially owned by Mr. Kogod, but are only counted once in the calculation of beneficial ownership of our Trustees and executive officers as a group.

(8)	Includes beneficial ownership of 103,065 Common Shares held by Mr. Kogod’s spouse. Includes beneficial ownership of 189,500 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation. Mr. Kogod has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(9)	Includes beneficial ownership of 189,500 Common Shares for Mr. Smith that are held by the Robert H. Smith Family Foundation. Mr. Smith has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(10)	Includes ownership of 2,092,042 shares held by the Charles E. Smith Family Foundation, a charitable 501(c) foundation for which Messrs. Kogod and Smith disclaim beneficial ownership.

(11)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse and 25,000 Common Shares held in Mr. Schweitzer’s Investment Retirement Account.

(12)	Includes 250 Common Shares held in a custodial account for Mr. Sellers’ child.

(13)	Includes beneficial ownership of Common Shares held in the Archstone-Smith Deferred Compensation Plan in the following amounts: Mr. Mueller 343.

(14)	Includes beneficial ownership of Common Shares held in the Archstone-Smith 401(k) Plan in the following amounts: Mr. Freeman 1,778; Mr. Gerardi 173; Ms. Hamilton 422; Mr. Kogod 15; Mr. Mueller 1,743, Mr. Sellers 184 and Mr. Smith 15.

(15)	Includes beneficial ownership of Common Shares which are issuable upon settlement of Dividend Equivalent Units, as follows: Mr. Cardwell 5,210; Mr. Freeman 39,092; Mr. Gerardi 1,223; Ms. Gillis 159; Ms. Hamilton 1,937; Mr. Holmes 1,923; Mr. Kogod 863; Mr. Mueller 2,820; Mr. Polk 2,969; Mr. Richman 4,834 ; Mr. Schweitzer 5,210 ; Mr. Sellers 9,170; and Mr. Smith 1,115.

(16)	Includes beneficial ownership of Common Shares which are issuable upon settlement of deferred shares accrued in lieu of trustee fees, as follows: Mr. Cardwell 11,831; Ms. Gillis 980; Mr. Holmes 11,900; and Mr. Richman 12,153.

(17)	Includes beneficial ownership of Common Shares issuable upon settlement of Performance Units (see “Executive Compensation — Special Long-Term Incentive Program”), as follows: Mr. Freeman 26,612; Ms. Hamilton 22,457; and Mr. Mueller 15,488.
PROPOSAL 1 — ELECTION OF TRUSTEES
      We have a classified Board consisting of the following ten Trustees: James A. Cardwell; Ernest A. Gerardi, Jr.; Ruth Ann M. Gillis; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith. Pursuant to a Shareholders’ Agreement we entered into with Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2011. See “Certain Relationships and Transactions — Shareholders’ Agreement.”
      The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class I Trustees, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.
Nominees

Trustee	Age	Business Experience	Trustee Since

James A. Cardwell	73	Chief Executive Officer of Petro Stopping Centers, L.P. (operation of full-service truck stopping centers) and its predecessor since 1975; Director of State National Bancshares, Inc. and its predecessor, Continental National Bancshares, Inc., since September 1974; and Director of El Paso Electric Company from May 1990 to May 2004.	1980
Robert P. Kogod	73	Chairman of the Executive Committee of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; President, Chief Executive Officer and a Director of Charles E. Smith Management, Inc. from 1964 to 1994, where he oversaw and directed all phases of the leasing and management of the Charles E. Smith Companies’ office, residential and retail real estate portfolio; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc., (ownership, operation and management of commercial office buildings) which, in January 2002, became the Charles E. Smith Commercial Realty division of Vornado Realty Trust (“Vornado”); and Trustee of Vornado since January 2002. Mr. Kogod is the brother-in-law of Robert H. Smith, one of our Trustees	2001
James H. Polk, III	62	Partner of Rust Group, Austin, Texas (venture capital investments) since June 2000; Partner, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) from January 1998 to December 2002; Managing Director of Security Capital Markets Group Incorporated from August 1992 to June 1997; affiliated with Archstone-Smith and its predecessors as President and Chief Executive Officer prior to June 1997; member of the Board of Visitors, St. Johns College, Santa Fe, New Mexico and Annapolis, Maryland; and past President and Trustee of National Association of Real Estate Investment Trusts (“NAREIT”).	1976

Continuing Trustees
      The following persons will continue to hold positions as Trustees:
      Ernest A. Gerardi, Jr. — 69 — Trustee since 2001. Director of Charles E. Smith Residential Realty, Inc. (“Smith Residential”) (a predecessor of Archstone-Smith) from 1993 to October 2001; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc. from 1994 to December 2002; a member of the Executive Committee of Charles E. Smith Management, Inc. from 1985 to 1994, where he had overall responsibility for day-to-day business operations and long-range planning; Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc. from 1985 through 1993; prior thereto, Mr. Gerardi was with Arthur Andersen and Co. for 27 years; and member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi is a Class III Trustee and his term as Trustee expires in 2007.
      Ruth Ann M. Gillis — 50 — Trustee since 2004. Executive Vice President of Commonwealth Edison Company and Senior Vice President of Exelon Corporation since August, 2004; President of Exelon Business Services Company and Senior Vice President of Exelon Corporation from 2002 through August, 2004; Chief Financial Officer and Senior Vice President of Exelon Corporation from 2000 to 2002; Senior Vice President and Chief Financial Officer of Unicom Corporation from 1999 to 2000; Senior Vice President of Unicom Enterprises and ComEd Retail in 1999; Vice President and Treasurer of Unicom Corporation from 1997 to 1998; Vice President, Treasurer and Chief Financial Officer of The University of Chicago Hospitals and Health System from 1996 to 1997; Senior Vice President and Chief Financial Officer of American National Bank and Trust Company from 1993 to 1996; various positions including Vice President of First Chicago Corporation, from 1977 to 1992; Director, Potlatch Corporation (NYSE:PCH) since 2003; President of The University of Chicago Cancer Research Foundation Board of Trustees; Sustaining Member of The University of Chicago Cancer Research Foundation Women’s Board; Trustee of Chicago State University Foundation Board; Member of The Chicago Network; Member of The Executives Club of Chicago; Member of The Economic Club of Chicago; and Executive Sponsor of Exelon Corporation’s Network of Exelon Women. Ms. Gillis is a Class III Trustee and her term as Trustee expires in 2007.
      Ned S. Holmes — 60 — Trustee since 1998. President and Chief Executive Officer of Laing Properties, Inc. since May 1990; Chairman and President of Parkway Investments/ Texas Inc., a Houston-based real estate investment and development company which specializes in residential and commercial (office and warehouse) subdivisions, since April 1984; Chairman of the Board of Prosperity Bancshares, Inc.; Director of Seitel, Inc. since March, 2004; Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from May 1994 to July 1998; Chairman Emeritus of the Port Commission of the Port of Houston Authority; Director and former Chairman of Greater Houston Partnership; Trustee of the Galveston Bay Foundation; Trustee of Memorial Hermann Hospital; Trustee of Baylor College of Medicine; Commissioner of Texas Parks and Wildlife; and Member of the Governor’s Business Council. Mr. Holmes is a Class III Trustee and his term as Trustee expires in 2007.
      John M. Richman — 77 — Trustee since 1998; Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from September 1996 to July 1998; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz since January 1990; Vice Chairman of Philip Morris Companies Inc. from 1989 to 1990; Chairman and CEO of Kraft, Inc. from 1979 to 1989; Director of Chicago Council on Foreign Relations and Lyric Opera of Chicago; Life Trustee of the Chicago Symphony Orchestra, Evanston Northwestern Healthcare and Northwestern University; Trustee of Norton Museum of Art; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; Chairman of the Council of Retired Chief Executives; and member of The Commercial Club of Chicago. Mr. Richman is a Class II Trustee and his term as Trustee expires in 2006.
      John C. Schweitzer — 60 — Trustee since 1976; Director of Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee of the former Pacific Retail Trust from June 1997 to February 1999; President of Westgate Corporation (real estate and investments) since 1976; Director of Chase Bank of Texas-Austin; Director of Homestead Village Incorporated (a national owner of extended stay hotels) from 1996 until 2000; Director of El Paso Electric Company from 1989 to 1992; Director of Enerserve Products Inc. from 1981 to 1986; Director of Circle K Corporation from 1976 to 1981; and Director of KLRU Public Television, Austin, Texas. Mr. Schweitzer is a Class II Trustee and his term as Trustee expires in 2006.
      R. Scot Sellers — 48 — Trustee since 1998. Chairman and Chief Executive Officer from June 1997 to July 1998 and from December 1998 to the present, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer from July 1998 to December 1998; Managing Director of Archstone Communities Trust (“Archstone”) (a predecessor of Archstone-Smith) from September 1994 to June 1997, where he had overall responsibility for investment strategy and implementation; Senior Vice President of Archstone from May 1994 to September 1994; member of the Executive Committee of the Board of Governors and 1st Vice Chairman of NAREIT; member of the Executive Committee of the Board of Directors of the National Multi Housing Council; Director of the Christian International Scholarship Foundation; Director of CEO Forum; and Director of the Alliance for Choice in Education. Mr. Sellers is a Class III Trustee and his term expires in 2007.
      Robert H. Smith — 76 — Trustee since 2001; Chairman of the Charles E. Smith Residential Division of Archstone-Smith since November, 2001; Chairman of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director of Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Charles E. Smith Companies’ office, retail and residential real estate projects; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became the Charles E. Smith Commercial Realty division of Vornado; and Trustee of Vornado since January 2002. Mr. Smith is the brother-in-law of Mr. Robert P. Kogod, one of our Trustees. Mr. Smith is a Class II Trustee and his term as Trustee expires in 2006.
Meetings and Committees
      The Board of Trustees held 6 meetings during 2004. Archstone-Smith encourages each member of the Board to attend all meetings, but it does not have an express policy concerning attendance at the annual meeting of shareholders. Nonetheless, at the annual meeting of shareholders held on May 20, 2004, all of the Trustees except Ms. Gillis, who had scheduled another meeting for this date prior to her election as a Trustee, and Mr. Richman, who was unable to attend due to an unexpected hospitalization, were in attendance. The Board undertook its annual review of Trustee independence in early March, 2005. In determining independence, the Board affirmatively determines whether Trustees have any “material relationship” with Archstone-Smith. When assessing the “materiality” of a Trustee’s relationship with Archstone-Smith, the Board considers, among other things, the independence standards set forth in the New York Stock Exchange corporate governance listing standards (including the special requirements for members of the Audit Committee), and all other relevant facts and circumstances, not merely from the Trustee’s standpoint, but from that of the persons or organizations with which the Trustee has an affiliation, including transactions and relationships between each Trustee or any member of his or her immediate family and Archstone-Smith and its subsidiaries and affiliates, between Trustees or their affiliates and members of Archstone-Smith’s senior management or their affiliates and those items reported under “Certain Relationships and Transactions” in this Proxy Statement. The Board also examines the frequency or regularity of the services underlying any such transactions, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Archstone-Smith as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include certain commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. During the Board’s review of independence of Trustees, the Board examined the relationships each of the Trustees has with Archstone-Smith and any of its affiliates and affirmatively determined, based on that examination and the criteria described above, that each of Messrs. Cardwell, Holmes, Polk, Richman and Schweitzer and Ms. Gillis has no material relationship with Archstone-Smith and each is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board also determined that Messrs. Sellers, Smith and Kogod are not “independent”, because of their employment with Archstone-Smith, and Mr. Gerardi is not “independent”, because of his prior relationships with Smith Residential and Consolidated Engineering Services, Inc., a subsidiary of the Operating Trust that was sold in 2002.
      The Board has an Executive and Investment Committee (the “Executive and Investment Committee”), which is currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith. The Executive and Investment Committee has the authority to review and make recommendations regarding strategic actions; price our securities to be issued; and review and approve proposed investments and property dispositions. The Executive and Investment Committee held 16 meetings during 2004.
      The Board has a Management Development and Executive Compensation Committee (the “Executive Compensation Committee”), which is currently composed of Messrs. Schweitzer, Polk and Richman, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The primary responsibilities of the Executive Compensation Committee are to (a) review, approve and make recommendations to the Board regarding our executive compensation arrangements and plans, (b) approve awards to officers and employees under incentive and share plans, (c) review compensation to be paid to our Trustees for their service on the Board, and (d) oversee the evaluation of management of Archstone-Smith and make recommendations to the Board as appropriate. The specific responsibilities and functions of the Executive Compensation Committee are described in the charter of the Executive Compensation Committee, which is available on our website at www.archstonesmith.com. The Executive Compensation Committee held 2 meetings during 2004.
      The Board has an Audit Committee, currently composed of Ms. Gillis and Messrs. Cardwell, Holmes and Polk. The Board has determined that each of these Trustees is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board has also determined that Ms. Gillis satisfies the requirements of an “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission. No member of the Audit Committee may serve on the audit committee of more than two other public companies, unless (1) the Board determines such simultaneous service will not impair the ability of such member to serve effectively on the Audit Committee, and (2) we disclose such determination in our annual Proxy Statement. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of Archstone-Smith. The Audit Committee is primarily responsible for, among other things, (a) the appointment, replacement, compensation and oversight of independent public accountants, (b) reviewing all recommendations of the independent public accountants with respect to accounting methods and internal controls of Archstone-Smith, (c) reviewing and approving non-audit services and reviewing the scope of the audits conducted by the independent public accountants, and (d) overseeing our internal audit department. The Audit Committee’s role includes discussing with management and the independent public accountants Archstone-Smith’s processes to manage business and financial risk and for compliance with significant applicable legal and regulatory requirements. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities and is available on our website at www.archstonesmith.com. The Audit Committee held 14 meetings during 2004.
      The Board has a Nominating and Corporate Governance Committee (the “Nominating Committee”), currently composed of Messrs. Richman, Cardwell and Holmes, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Nominating Committee is responsible for making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, for identifying and proposing to the Board candidates to fill any Board vacancies, and for reviewing, evaluating, and recommending changes to Archstone-Smith’s Corporate Governance Guidelines. The Nominating Committee held 2 meetings during 2004. The Nominating Committee has a written charter, which is available on our website at www.archstonesmith.com.

      We have adopted a Code of Business Conduct and Ethics applicable to our Board and officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of our Code of Business Conduct and Ethics is available through our website at www.archstonesmith.com. In addition, copies of our Code of Business Conduct and Ethics can be obtained, free of charge, upon written request to Investor Relations Department, Archstone-Smith Trust, 9200 East Panorama Circle, Suite 400, Englewood, Colorado 80112. Any amendments to or waivers of our Code of Business Conduct and Ethics that apply to the principal executive officer, principal financial officer and principal accounting officer or controller and that relate to any matter enumerated in Item 406(b) of Regulation S-K, will be disclosed on our website. Our Corporate Governance Guidelines are also available at our website at www.archstonesmith.com.
      During 2004, each Trustee attended at least 75% of the total number of meetings of the Board and all Trustees attended at least 75% of the total number of meetings of each committee on which he or she served during the term of his or her service.
      Mr. Schweitzer has been selected by the Board to act as the Lead Independent Trustee (the “Lead Independent Trustee”) to preside at all executive sessions of the independent Trustees, executive sessions of the non-management Trustees and at meetings of the Board of Trustees in the absence of the Chairman. The independent Trustees and the non-management Trustees each met in executive session 4 times during 2004.
      Any reference to our website in this Proxy Statement does not incorporate by reference the information contained in the website and such information should not be considered a part of this Proxy Statement.
Shareholder Communication with Board Members
      Archstone-Smith has a process for shareholders to communicate with the Board, a specific Trustee, the non-management or independent Trustees as a group, or the Lead Independent Trustee. Shareholders may send written communications c/o Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (fax: 303-708-6954). The Secretary will review the communication and forward any such communication that is related to the operation of Archstone-Smith, and is not otherwise commercial, to the full Board, the Lead Independent Trustee, or to any individual Trustee or Trustees to whom the communication is directed, as appropriate. Shareholders may communicate with the Board through MySafeWorkplace, a third party incident reporting system, by calling 1-800-461-9330 or through the MySafeWorkplace webpage at www.MySafeWorkplace.com. Shareholders who use this method of communication may elect to have their identity remain anonymous. Such communications received through MySafeWorkplace are sent directly to the Lead Independent Trustee. The head of our internal audit department and a member of our legal department, who act as the administrators of our MySafeWorkplace account, will also receive notice of, and have access to, such communications.
Trustee Compensation
      During 2004, Trustees who were not also our employees (“Outside Trustees”)received an annual retainer of $25,000, meeting fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, each Outside Trustee is awarded 2,000 restricted stock units, pro rated for partial years of service, on each annual meeting date, as discussed below. The Chairman of any committee of the Board also received $3,000 per year per committee chaired. In 2005, the Outside Trustees will receive the same annual retainer and meeting fees. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for commercial airfare and other travel expenses incurred in connection with attendance at Board meetings.
Outside Trustees Plan
      The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. The Outside Trustees Plan provides for grants of restricted stock units, with one restricted stock unit corresponding to one Common Share. The Outside Trustees are credited with dividend equivalent units on the restricted stock units. The Outside Trustees also receive dividend equivalent units on option grants made between 1999 and 2001. Dividend equivalent units are also credited on dividend equivalent units. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.
      The number of Common Shares reserved for issuance upon vesting or settlement of restricted stock units or dividend equivalent units granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon settlement of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator may make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.
      On the date of each annual meeting of our shareholders, each Outside Trustee is granted 2,000 restricted stock units (pro-rated to reflect partial years in the case of any Trustee elected other than at an annual meeting). The restricted stock units vest at the rate of 25% per year for grants made prior to July 2002 and 33.33% for grants made after June 2002, beginning on the first anniversary of the date the restricted stock units are granted, subject to accelerated vesting in certain circumstances.
      Dividend equivalent units applicable to options are credited as soon as practicable after each January 1 and generally represent the average of the number of options held as of each record date for dividend payments in the prior year, multiplied by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. Dividend equivalent units applicable to restricted stock units are credited as soon as practicable after each January 1 and generally represent the average of the number of restricted stock units held as of each record date for dividend payments in the prior year, multiplied by the average annual dividend yield on Common Shares for the prior year. Dividend equivalent units applicable to previously earned dividend equivalent units are credited as soon as practicable after each January 1 and are based on the number of dividend equivalent units held as of December 31 of the prior year, multiplied by the annual dividend yield on Common Shares for the prior year. The dividend equivalent units associated with an award vest in accordance with the vesting schedule applicable to the option or restricted stock unit, as applicable, with respect to which the dividend equivalent unit was awarded.
      The dividend equivalent units credited to Trustees accrue until a settlement is triggered, either by exercise or settlement of the associated options or restricted stock units, or cessation of service as a Trustee. Dividend equivalent units are settled in Common Shares. The settlement of restricted stock unit awards and dividend equivalent unit awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.
Deferred Compensation Plan
      Under the Deferred Compensation Plan, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of restricted stock units and dividend equivalent units (the “Deferred Fee Plan”). If an Outside Trustee elects to defer payment of eligible cash fees, the fees may be invested in share units under the Deferred Compensation Plan or in another available investment elected by the Outside Trustee. If the fees are invested in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited with additional share units equal to the amount of the dividend paid on a share divided by the fair market value of a share on the dividend payment date, multiplied by the number of units credited to his or her account as of the record date. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his or her account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.
      If an Outside Trustee elects to defer settlement of restricted stock units and related dividend equivalent units (including dividend equivalent units attributable to options granted under the Outside Trustees plan prior to 2002), the units are invested in units under the Deferred Compensation Plan or, with respect to restricted stock units awarded in 2002 and thereafter, in another available investment elected by the Outside Trustee. If the units remain deferred in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited annually with dividend equivalent units based on the dividend yield on actual Common Shares for the preceding year. The Outside Trustee’s account will also be credited with dividend equivalent units on dividend equivalent share units that remain deferred under the Deferred Compensation Plan in the form of units. As of the settlement date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his or her account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.
      Amounts deferred under the former Deferred Fee Plan for Trustees were transferred to the Deferred Compensation Plan effective as of January 1, 2002, which plan is described in more detail later in this Proxy Statement.
AMENDMENT OF DECLARATION OF TRUST
PROPOSAL NO. 2 — TRUSTEES’ PROPOSAL TO AMEND THE ARTICLES OF
AMENDMENT AND RESTATEMENT TO ELIMINATE THE CLASSIFICATION OF
THE BOARD OF TRUSTEES
      Article IV, Section 1(b) of our Articles of Amendment and Restatement (the “Charter”) provides that the Board of Trustees be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. This system for electing Trustees was adopted in 1998. To implement an annual election of Trustees, our Charter must be amended. This amendment requires approval by the affirmative vote of at least a majority of the outstanding common shares as of the record date.
      The Board of Trustees has unanimously adopted resolutions, subject to shareholder approval, approving and declaring the advisability of an amendment to Article IV, Section 1(b) of our Charter to declassify the Board of Trustees. The proposal would allow for the annual election of all trustees in the manner described below. Our Charter allows us to fix the number of Trustees and alter the number from time to time, but the number of Trustees cannot exceed fifteen or be less than three. The current number is ten Trustees. The proposal would not change the present number of Trustees and the Trustees will retain the authority to change that number and to fill any vacancies or newly created trusteeships.
      Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they promote the independence of trustees or directors because, having been elected for multi-year terms, they are less subject to outside influence. Proponents of a staggered system for the election of Trustees also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of Trustees always have prior experience as Trustees of the company. This continuity and long-term focus is particularly important to organizations, such as ours, where investments are long-term. Proponents further assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.
      On the other hand, some investors view classified boards as having the effect of reducing the accountability of Trustees to shareholders because classified boards limit the ability of shareholders to evaluate and elect all Trustees on an annual basis. The election of Trustees is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of Trustees may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees and therefore may erode shareholder value.
      We have not received any shareholder proposals to declassify the Board of Trustees. This proposal is being presented for the first time to our shareholders. The Nominating Committee and the Board of Trustees have considered carefully the advantages and disadvantages of maintaining a classified board structure, and the Board of Trustees, upon the recommendation of the Nominating Committee, has decided that it is an appropriate time to propose declassifying the Board. The Board is committed to principles of corporate democracy and this determination by the Board is in furtherance of its goal of ensuring that the company’s corporate governance policies maximize management accountability to shareholders and would, if adopted, allow shareholders the opportunity each year to register their views on the performance of the Board of Trustees.
      The Board of Trustees has unanimously approved the proposed amendment of the Charter declassifying our Board of Trustees. If approved by the requisite vote of shareholders, our Charter will be amended to allow for the annual election of all Trustees.
      If the proposed amendment is approved by our shareholders, the terms for all of our Trustees will end at our 2006 annual meeting. Beginning with the 2006 annual meeting, all Trustees would be elected for a one-year term at each annual meeting.
      The proposed amendment to our Charter is set forth in Appendix A, and we have shown the proposed deletions to the relevant section of Article IV resulting from the amendment. If approved, this proposal will become effective upon the filing of Articles of Amendment to our Charter with the Secretary of State of the State of Maryland, which we would do promptly after the annual meeting.
      Your Board of Trustees recommends a vote “FOR” the proposal to amend the
Charter of Archstone-Smith to declassify the Board of Trustees.
EXECUTIVE COMPENSATION
      The following table presents the compensation for 2004, 2003 and 2002 paid to our Named Executive Officers.

							Common
					Restricted Share		Shares Underlying		All Other
Name and		Salary	Bonus		Awards		Options		Compensation
Principal Position	Year	($)	($)		($)(1)		(#)		($)(2)

R. Scot Sellers	2004	650,000	1,750,000		2,650,000	(4)	—	(4)	5,750
Chairman and Chief	2003	650,000	1,780,000		—	(4)	—	(4)	5,977
Executive Officer	2002	650,000	1,801,000		1,940,603	(5)	218,354		7,533
J. Lindsay Freeman	2004	400,000	540,800		891,500	(4)	—	(4)	7,262
Chief Operating	2003	400,000	450,000		—	(4)	—	(4)	7,489
Officer	2002	315,000	255,000	(3)	250,000	(5)	67,511		7,671
Dana K. Hamilton	2004	325,000	435,710		445,990	(4)	—	(4)	5,413
Executive Vice	2003	325,000	345,800		—	(4)	—	(4)	5,587
President–National	2002	325,000	325,000		375,000	(5)	53,525		8,651
Operations
Charles E. Mueller, Jr.	2004	350,000	471,215		686,994	(4)	—	(4)	5,480
Chief Financial	2003	350,000	392,900		—	(4)	—	(4)	5,707
Officer	2002	350,000	353,400		506,250	(5)	70,559		9,005
James D. Rosenberg	2004	310,000	290,625		399,993	(4)	—	(4)	1,145
President — Charles	2003	310,000	232,500		—	(4)	—	(4)	1,145
E. Smith Residential	2002	35,759	72,500		—		—		29,938
Division(6)

(1)	At December 31, 2004, the total number of restricted shares held by the persons named (and the value of such restricted shares on such date determined based on the closing price of the Common Shares on the New York Stock Exchange on such date) are as follows: Mr. Sellers, 194,477 restricted shares ($7,448,469); Mr. Freeman, 71,400 restricted shares ($2,734,620); Ms. Hamilton, 32,796 restricted shares ($1,256,087); Mr. Mueller, 70,982 restricted shares ($2,718,611); and Mr. Rosenberg, 15,194 restricted shares ($581,930).

(2)	Includes contributions made by us in the following amounts under the 401(k) Savings Plan: for 2004, 2003 and 2002, respectively, for Mr. Sellers, $4,940, $5,167 and $5,023; Mr. Freeman, $4,940, $5,167 and $5,500; Ms. Hamilton, $4,940, $5,167 and $4,980; Mr. Mueller, $4,940, $5,167 and $5,023; and contributions made by us in the following amounts under the Deferred Compensation Plan: for 2002, for Mr. Sellers, $1,700; Ms. Hamilton, $2,021; Mr. Mueller, $2,020. For 2002, a portion of the amounts indicated in this column represents compensation for imputed interest income deemed incurred on loans made by us to the Named Executive Officers for the purchase of Common Shares under the share purchase program of the 1997 Long-Term Incentive Plan resulting from an interest rate lower than the rate mandated by the Internal Revenue Service (“Imputed Interest”) in the following amounts: Ms. Hamilton, $1,233; and Mr. Mueller, $1,480. Ms. Hamilton and Mr. Mueller repaid these loans in full on December 27, 2002. For 2004, 2003 and 2002, respectively, a portion of the amounts indicated in this column represents the payment of premiums paid by us on term life insurance policies in the following amounts: Mr. Sellers, $810, $810 and $810; Mr. Freeman, $2,322, $2,322 and $2,171; Ms. Hamilton, $473, $420 and $417; Mr. Mueller, $540, $540 and $482; and, for 2004 and 2003, Mr. Rosenberg, $1,145 and $1,145. Mr. Rosenberg also received $29,938 in taxable relocation expense reimbursement for expenses incurred in 2002.

(3)	In addition to the bonuses paid by us that are reflected in the amounts shown above, AMERITON Properties Incorporated (“Ameriton”), in connection with its bonus pool program, paid bonuses directly to Mr. Freeman in 2002, in the amount of $830,664. The Board removed Mr. Freeman from participation in this bonus program for 2003 and beyond.

(4)	The amounts shown represent awards of restricted share units as part of a key employee retention program under the 2001 Long-Term Incentive Plan, made by Archstone in January 2004 as part of their 2003 compensation. No restricted stock units or options were granted to Named Executive Officers in 2003. The restricted stock units vest at a rate of 33.33% per year on each of December 3, 2004, 2005 and 2006, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units awarded in January 2004 were as follows: Mr. Sellers 98,807; Mr. Freeman 33,240; Ms. Hamilton 16,629; Mr. Mueller 25,615; and Mr. Rosenberg, 14,914. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(5)	The amounts shown represent awards of restricted share units made in December 2002 as part of a key employee retention program under the 2001 Long-Term Incentive Plan. The restricted stock units vest at a rate of 33.33% per year on the first three anniversary dates of the grant, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units were awarded as follows: Mr. Sellers 81,882; Mr. Freeman 10,549; Ms. Hamilton 15,823; and Mr. Mueller 21,361. Dividend equivalent units are credited in connection with the restricted shares awarded. See “— 2001 Long-Term Incentive Plan.”

(6)	Mr. Rosenberg was first employed by us on November 11, 2002, and left our employment on February 21, 2005.
Option Grants in 2004
      During 2004 we granted 647,825 options for Common Shares to 177 of our key employees and officers as part of a key employee retention program under the 2001 Long-Term Incentive Plan. No individual grants of options were made to any Named Executive Officer in 2004. Except as required pursuant to the Shareholders’ Agreement, with respect to compensation in 2004 and thereafter no annual option grants will be made to our Named Executive Officers; all other employees eligible for an annual option awards will receive such award as part of such employee’s annual compensation in the first calendar quarter of the following year. See “Compensation Committee Report on Executive Compensation — Key Elements of Compensation — Long-Term Incentives.”

Option Exercises in 2004 and Year-End Option Values
      The following table sets forth certain information concerning option exercises during 2004 and the year-end value of unexercised options for our shares owned by the Named Executive Officers.

			Common Shares Underlying		Value of Unexercised
			Unexercised Options at Year		In-the-Money Options at Year
			End (#)		End ($)(1)
	Shares Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Scot Sellers	0	0	979,552	72,784	$14,928,166	$1,107,045
J. Lindsay Freeman	189,634	$2,108,307	107,007	22,503	$1,707,689	$342,271
Dana K. Hamilton	52,662	$556,892	145,798	14,064	$2,209,666	$213,913
Charles E. Mueller, Jr.	20,395	$131,910.	190,329	18,987	$2,826,944	$288,792
James D. Rosenberg	0	0	0	0	0	0

(1)	Based on the December 31, 2004 New York Stock Exchange closing price of $38.30 per Common Share.
Special Long-Term Incentive Program
      The table set forth below identifies the number of performance units awarded under our Special Long-Term Incentive Program to certain of our Named Executive Officers on December 3, 2002 and December 4, 2001. Each of the executive officers named below had the opportunity to earn a number of Common Shares equal to the number of his or her performance units that actually vest at the end of a three-year performance period. The number of performance units that could vest ranged from zero to the entire number of performance units awarded to the executive officer, depending on what our compounded annualized total shareholder return was at the end of the three-year performance period and what percentile our average annual compounded shareholder return over that period placed us in relative to the NAREIT Apartment Index. None of the performance units would have vested if our average annual compounded shareholder return was less than 11% at the end of the three-year performance period and our average annual compounded shareholder return over that period put us below the 60th percentile of the multifamily peer group index. All of the performance units would have vested if our average annual compounded shareholder return was at least 14% at the end of the three-year performance period and our average annual compounded shareholder return over that period put us at no less than the 90th percentile of the multifamily peer group index. A portion of the performance units would vest if our average annual compounded shareholder return at the end of the three-year performance period was between 11% and 14% and/or our average annual compounded shareholder return over that period put us between the 60 th and 90th percentiles of the multifamily peer group index. With respect to our chief executive officer, 25% of the performance units awarded to him were contingent upon significant progress being achieved in the implementation of an executive development plan to continue developing the depth and experience of our senior management team, which was to be determined by the Executive Compensation Committee’s subjective assessment of the chief executive officer’s performance relative to this goal. The number of performance units that vested were exchanged for an equal number of Common Shares, some of which were deferred under our Deferred Compensation Plan. Any performance units that did not vest were cancelled.
      Our average annual compounded shareholder return over the relevant three year period was well in excess of 14%, which put us in the 72nd percentile of the multifamily peer group index. Accordingly, the executive officers, other than the chief executive officer, were awarded 80% of their available performance units, as shown in the table below. With respect to our chief executive officer, after review of the additional criteria applicable to the vesting of his performance units, the Executive Compensation Committee awarded him 80% of the available performance units based on our performance and 50% of the available performance units based on his implementation of the executive development plan, for an aggregate award of 72.5% of the available performance units.

	Number of Performance			Performance Units
Name	Units (#)		Performance Period	Vested (1)

R. Scot Sellers	170,908	(2)	1/1/02 - 12/31/04	123,908
Dana K. Hamilton	28,485	(2)	1/1/02 - 12/31/04	22,788
Charles E. Mueller, Jr.	39,878	(2)	1/1/02 - 12/31/04	31,902
J. Lindsay Freeman	33,755	(3)	1/1/02 - 12/31/04	27,004

(1)	The number of Performance Units to be awarded was determined by the Compensation Committee as of January 20, 2005. The performance units that were awarded were exchanged for Common Shares on a one-for-one basis.

(2)	Performance Units were granted on December 4, 2001.

(3)	Performance Units were granted on December 3, 2002,
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
      We have not entered into any employment contracts with any Named Executive Officer.
      Under our Long-Term Incentive Plan (the “2001 Plan”), if (i) a participant’s employment is terminated by us or our successor or an affiliated entity which is his or her employer, for reasons other than cause following a change in control (as defined in the 2001 Plan) of Archstone-Smith, or (ii) the 2001 Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2001 Plan, then in either such event all unexpired options and related awards will become immediately exercisable and all other awards previously made under the 2001 Plan will immediately vest.
      On August 12, 2002, Archstone-Smith entered into change in control agreements with each of the Named Executive Officers other than Mr. Rosenberg, with whom Archstone-Smith entered into such an agreement on November 11, 2002. These new change in control agreements would become operative, and take precedence, over any prior change in control agreement upon the occurrence of any change in control of Archstone-Smith. These change in control agreements provide that, during a specified protective period following a change in control of Archstone-Smith, if any such officer is terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters a material adverse change in the nature or scope of the officer’s duties or authority and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s level of responsibility and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the greater of the officer’s target bonus for the year in which termination occurs, based on the highest applicable performance targets having been met, or the actual bonus awarded to the officer for the year immediately preceding the year in which termination occurs. Each officer will also receive, if terminated within his or her applicable period after a change in control of Archstone-Smith, an amount equal to the officer’s pro-rated salary through the date of termination and the target bonus that would be paid to the officer if the highest applicable performance targets were met for the year of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement.
2001 Long-Term Incentive Plan
      In connection with the reorganization of Archstone into an upREIT structure in October, 2001, each outstanding award to acquire Archstone common shares under the 1997 Long-Term Incentive Plan was converted into a corresponding award to acquire the same number of our Common Shares under the 2001 Plan. The awards to acquire our Common Shares have the same exercise price, vesting and other terms and conditions as the Archstone awards for which they were substituted.
      In connection with our merger with Smith Residential on October 31, 2001, all outstanding restricted stock awards under the Smith Residential Directors Stock Option Plan and the Smith Residential First Amended and Restated 1994 Employee Stock and Unit Option Plan (collectively, the “Smith Plans”) vested and were settled. In addition, each outstanding option award related to Smith Residential common stock under the Smith Plans was converted into a corresponding award under the 2001 Plan based on a conversion ratio of 1.975 to one (including adjustment to the exercise price based on the same conversion basis) and immediately vested and became fully exercisable in accordance with the terms of the original agreements and respective plans.

General
      The 2001 Plan provides for the grant of non-qualified options (“NQOs”), incentive stock options (“ISOs”), share appreciation rights (“SARs”), bonus shares, share units, performance shares, performance units, restricted shares, and restricted share units, in addition to the replacement awards described above. Dividends or dividend equivalents may be awarded in connection with any award under the 2001 Plan. Common Shares available under the 2001 Plan may also be used as a form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of us or any of our subsidiaries or affiliated companies. Certain awards under the 2001 Plan may be deferred pursuant to the Deferred Compensation Plan, as described below.
      No more than 20,000,000 Common Shares may be awarded under the 2001 Plan (including replacement awards), 1,000,000 is the maximum number of Common Shares that may be issued during any one calendar year to any individual in connection with options and SARs and 1,000,000 is the maximum number of Common Shares that may be issued to any individual during any one calendar year in connection with other awards which are intended to be “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (discussed below). The Common Shares with respect to which awards may be made under the 2001 Plan will be shares currently authorized but unissued, or currently held or subsequently acquired by us as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Executive Compensation Committee, an award under the 2001 Plan may be settled in cash rather than Common Shares. Any Common Shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the individual in respect of such shares) may again become subject to awards under the 2001 Plan.
      In the event of certain transactions involving us (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Executive Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Executive Compensation Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2001 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Executive Compensation Committee determines to be equitable.

Eligibility
      Subject to the terms and conditions of the 2001 Plan, the Executive Compensation Committee determines the individuals who will be eligible to receive awards under the 2001 Plan, and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. All of our employees and those of any of our subsidiaries or affiliated companies designated by the Executive Compensation Committee, and any consultant or other person providing services to us or any of our subsidiaries or affiliated companies, are eligible to participate in the 2001 Plan. ISOs, however, may only be awarded to our employees and the employees of our subsidiaries and affiliated companies.

Options
      In 2003, the Board adopted a policy not to reprice options. The Executive Compensation Committee may grant options to purchase Common Shares which may be either ISOs or NQOs. The purchase price of a Common Shares under each option will not be less that the fair market value of a Common Share as of the close of business on the day immediately prior to the date the option is granted. The option will be exercisable in accordance with the terms established by the Executive Compensation Committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Executive Compensation Committee, the purchase price will be payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Executive Compensation Committee determines to be desirable.

SARs
      The Executive Compensation Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the individual to receive the amount by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Executive Compensation Committee, which will not be less than the fair market value of the Common Shares at the time the SAR is granted. Such excess amount will be payable in Common Shares, in cash, or in a combination of cash and Common Shares, as determined by the Executive Compensation Committee. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Executive Compensation Committee determines to be desirable.

Other Share Awards
      The Executive Compensation Committee may grant bonus shares (a grant of Common Shares in return for previously performed services, or in return for the individual surrendering other compensation that may be due), share units (a right to receive Common Shares in the future), performance shares and performance units (a right to receive Common Shares or share units, or the right to receive a designated dollar value of Common Shares that is contingent upon achievement of performance or other objectives), restricted shares and restricted share units (a grant of Common Shares and a grant of the right to receive Common Shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the individual or the achievement of performance or other objectives, as determined by the Executive Compensation Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Executive Compensation Committee determines.
Deferred Compensation Plan
      Under the Deferred Compensation Plan, our officers and certain other eligible employees are able to elect to defer payment of up to 75 percent of their base salary, 90 percent of their bonuses and certain amounts which cannot be contributed to our 401(k) Savings Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is funded into a “rabbi trust” and participants in the Deferred Compensation Plan are treated as our unsecured general creditors.
      Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the participant from alternatives we provide. We and our subsidiaries and affiliated companies may, but are not required to, actually invest the deferred compensation in such investment funds. Any actual investment made by an employer in its discretion is treated as part of the general assets of that employer.

      Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date on which the amount would otherwise have been payable to the individual (other than payments in settlements of deferred restricted stock units and dividend equivalent units, described below). All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant who terminates after the sum of his or her age and service equals at least 55). The Benefit Plan Administrative Committee, appointed by the Board of Trustees to administer the Deferred Compensation Plan, has the authority to pay a participant’s account balance to the participant in a lump sum if, as of the participant’s termination date, the value is less than $25,000. Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.
      An individual who receives an award of restricted stock units or dividend equivalent units under the 2001 Plan may elect to defer settlement of such awards under the Deferred Compensation Plan. If an individual elects to defer such awards, the units are invested in units under the Deferred Compensation Plan or, with respect to awards granted after January 1, 2002, in any other available investment elected by the individual. If the units remain deferred in the form of units, the individual’s account under the Deferred Compensation Plan will be credited with dividend equivalent units based on the payment of dividends on actual Common Shares, pursuant to a formula applicable to the award under the 2001 Plan, and the individual’s account will also be credited with dividend equivalent units on dividend equivalent units that remain deferred under the Deferred Compensation Plan in the form of units to the extent provided in the original award. As of the settlement date elected by the individual in accordance with the Deferred Compensation Plan, the individual will be entitled to receive one Common Share for each unit credited to his or her account under the Deferred Compensation Plan. Shares available under the 2001 Plan are used to satisfy this obligation. Certain options awarded prior to 2000 were also entitled to earn dividend equivalent units.
      Amounts deferred under the Archstone Communities Trust Non-Qualified Savings Plan and the Smith Residential Realty Companies Deferred Compensation Plan as of December 31, 2001 were transferred to the Deferred Compensation Plan effective as of January 1, 2002.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices, (ii) review and approval of salaries and other compensation actions for our executive officers, including the Chief Executive Officer, and certain of our other senior officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Executive Compensation Committee are our officers or employees.
Compensation Philosophy
      The Executive Compensation Committee is committed to a compensation philosophy that places significant emphasis on rewarding our employees on the basis of our success in attaining corporate financial objectives and our employees’ success in attaining individual financial and qualitative performance objectives. Our compensation program is designed to:

•	Attract, reward and retain highly qualified employees.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to Archstone-Smith.

•	Emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.
      During 2001, the Executive Compensation Committee conducted a full review of our executive compensation programs. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of our compensation programs and relative competitiveness versus identified comparable companies of similar size and business characteristics as Archstone-Smith. Key findings from this review were discussed extensively with our senior management and the Executive Compensation Committee. Their impact on our compensation philosophy and practices for 2004 are discussed below where appropriate. The Executive Compensation Committee meets regularly with the independent compensation consultants during the course of each year to discuss the interpretation and implementation of these policies. The Executive Compensation Committee is contemplating another full review of our executive compensation programs in 2005.
Key Elements of Compensation
      The key elements of our executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

Base Salary
      Base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to us. Base salaries are reviewed annually.

Annual Incentive
      Our senior executives are eligible for annual incentive awards based on a combination of our overall performance, the business unit’s performance and the individual’s performance during the prior year. Our annual incentive philosophy is based on providing competitive compensation for our executives that is contingent upon the individual’s performance and on specific performance measures. With respect to compensation for our senior executive officers, there are a range of incentive opportunities, including a defined threshold performance level, target performance level and a high performance level that exceeds the target performance level for the individual executive. The Executive Compensation Committee believes that the levels of performance associated with the earnings opportunity must be clearly communicated to the executives, including a discussion of the corporate goals, the goals of the business unit and the individual goals.
      Annual performance goals are established by the Executive Compensation Committee at the beginning of each calendar year for our senior executive officers. Specifically, the Executive Compensation Committee considers performance results based on our performance and the industry’s performance as well as financial measures such as per share results and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures for each individual.
      An executive becomes eligible for an annual incentive bonus once he or she meets the requirements of the threshold performance level. The target annual incentive performance is designed to deliver a level of total annual compensation (base salary and annual incentive) that is consistent with companies in the 75th percentile of the size-based peer group selected by the Executive Compensation Committee. Awards for performance at each of the performance levels will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

Long-Term Incentives
      Long-term incentives are designed to foster significant ownership of Common Shares by our management, promote a close alignment of interests between our management and shareholders, motivate our management to achieve long-term growth and success of our organization and enhance our shareholder value. It was determined during the 2001 compensation review that our long-term incentive program should also serve as a tool to retain management, which is very important to our future success. As with our annual incentive program, long-term incentive awards will only be granted if performance of specified hurdles are achieved. These hurdles will be communicated to our management on an annual basis.
      Non-qualified options constitute an important component of compensation for officers and selected employees. Option awards generally reflect the executive’s level of responsibility and impact on our long-term success. Additionally, consideration is given to the employee’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Commencing with 2003, share options granted as part of such year’s compensation were granted in January of the following year, with an exercise price equal to the fair market value on the business day immediately preceding the grant date and vest ratably in December of the three succeeding years (e.g., the share option awards for 2004 were granted in January 2005 and vest ratably in December, 2005, 2006 and 2007). Share options awarded prior to December 2001 vested ratably over four years.
      In order to promote long-term retention of critical executives and promote the growth of shareholder value, restricted stock units, which vest over a three-year period, have previously been granted to the Chief Executive Officer and certain of our other officers. No restricted stock units were granted to employees in 2003. Commencing with 2003, grants of restricted stock units were granted in January of the following year as part of such officers’ annual compensation. Restricted stock unit awards granted prior to December 2002 vested ratably over periods ranging from 2 to 5 years.
      The Executive Compensation Committee believes long-term incentives are integral to motivating management to achieve our long-range goals and enhance shareholder value. The Executive Compensation Committee intends to continue to emphasize this element of the compensation package. In December 2001, we adopted the Special Long-Term Incentive Program in order to provide an additional long-term incentive opportunity for certain of our executives. See “Executive Compensation — Special Long-Term Incentive Program.”

Development Incentive Plan
      For each development project designated by the Executive Compensation Committee for inclusion in the Development Incentive Plan, a bonus pool equal to no more than 15% of the value created above a specified threshold level of return on cost for that development will be established, and the Executive Compensation Committee will allocate each bonus pool that it establishes among our employees who the Executive Compensation Committee determines to have been instrumental in the success of the subject project. The Executive Compensation Committee will, for each project designated for inclusion in the plan, agree upon a threshold return on total cost. The bonus pool for a designated development project will typically be determined by the Executive Compensation Committee in the calendar year following the year in which the second anniversary of project stabilization (defined as 93% occupancy) for such project occurs. It is, however, within the Executive Compensation Committee’s discretion to determine a preliminary bonus pool after the first year anniversary of project stabilization, in which case only a portion of the preliminary bonus pool will be paid out. An employee must, except in the event of death or permanent disability, be employed by us at the time a bonus is to be paid in order to be eligible to receive his or her bonus under this plan. The bonus payment date is frequently four years or more after the purchase of the land for a given project, which promotes retention of key development executives. In addition, the Executive Compensation Committee has the right to modify or terminate the Development Incentive Plan at any time.

Chief Executive Officer Compensation
      The Executive Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Sellers’ compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide our overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. In determining Mr. Sellers’ 2004 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed our financial performance relative to comparable REITs, our overall performance and Mr. Sellers’ individual performance. During 2004, we achieved several important objectives which the Executive Compensation Committee believed Mr. Sellers was instrumental in accomplishing:

•	Total shareholder return of 48.8%, which exceeded the NAREIT Apartment Index by 1,407 basis points.

•	During the three years 2002 through 2004, inclusive, Archstone-Smith outperformed the NAREIT Apartment Index by over 2,200 basis points, producing returns for our shareholders in excess of $1.2 billion over and above that which they would have achieved had they invested Archstone-Smith’s equity market capitalization base of approximately $5.5 billion at the end of 2001 in the NAREIT Apartment Index over this same three year performance period.

•	Successfully implemented a disposition program in the third and fourth quarters of 2004 that led to the declaration and payment of a special dividend of $1.00 per common share on December 28, 2004 to all shareholders of record on December 23, 2004.

•	Record GAAP net earnings of $535.7 million and record GAAP net earnings per share of $2.69 per share.

•	Strong same-store performance, with our four year same store net operating income performance exceeding the industry average by 996 basis points.

•	Significant value creation from the development of apartment communities in protected markets, including $182.6 million of completions representing 678 units, and $490.7 million in new construction starts representing 1,658 units.

•	Successful disposition of $1.4 billion of non-core assets, producing a GAAP gain of $372.2 million, cash gain of $285.6 million and an unleveraged internal rate of return of 13.8%.

•	Record year for Ameriton, with $360 million of sales producing pre-tax GAAP gains of $65.1 million, or approximately $0.18 per share.

•	The prudent management of our balance sheet which enhanced our financial flexibility throughout the year. At February 1, 2005, we had approximately $785 million of liquidity, including cash on hand and available capacity on our unsecured credit facilities.

•	On December 17, 2004, Archstone-Smith was added to the S&P 500.

•	Completed the purchase and sale of securities in another apartment REIT that added $24.9 million of profits and over $0.11 per share to our earnings per share in 2004.

•	Retained a strong, motivated management team, with minimal turnover, even during challenging economic conditions.
      In view of these accomplishments, among others, the Executive Compensation Committee awarded bonuses to Mr. Sellers aggregating $1,750,000 for 2004. Additionally, the Executive Compensation Committee awarded to Mr. Sellers key executive retention grants of restricted share units for 86,481 Common Shares, awarded in January 2005 as part of his fiscal year 2004 compensation; Mr. Sellers was awarded restricted share units for 98,807 Common Shares in January 2004 as part of his fiscal year 2003 compensation. Mr. Sellers was also awarded 123,908 performance units pursuant to the Special Long-Term Incentive Program. Mr. Sellers’

base salary was retained at $650,000. The Executive Compensation Committee believes that the combination of the annual bonus award and share grants, in addition to base salary, places Mr. Sellers’ total compensation in the top 25% of comparable companies.
Section 162(m)
      The Executive Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).
      This report is submitted by the members of the Executive Compensation Committee: John C. Schweitzer, Chairman, James H. Polk, III and John M. Richman.
REPORT OF THE AUDIT COMMITTEE
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
      The Audit Committee has reviewed and discussed Archstone-Smith’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2004 and our December 31, 2004 audited financial statements with management and with KPMG LLP, our independent accountants.
      Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.
      The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of their services is compatible with maintaining KPMG LLP’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2004 audited financial statement be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

James A. Cardwell, Chairman
Ruth Ann M. Gillis
Ned S. Holmes
James H. Polk, III

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 1999 and ended December 31, 2004.1/ The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

Archstone-Smith	$100	$134	$146	$140	$179	$266
S & P 500	$100	$91	$82	$64	$83	$92
NAREIT Equity REIT Index	$100	$126	$144	$149	$205	$270

(1)	Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 1999 and that all dividends were reinvested.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Shareholders’ Agreement
      In connection with our merger with Smith Residential, we entered into a Shareholders’ Agreement with Archstone, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr., became members of the Archstone-Smith Board of Trustees following our merger with Smith Residential. Mr. Smith’s initial term expired in 2003, Mr. Kogod’s initial term expired in 2002 and Mr. Gerardi’s term expired in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or persons or entities related to such person continue to beneficially own at least 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the Executive and Investment Committee for so long as such persons have the right to be nominated as trustees.
      Under the Shareholders’ Agreement, Mr. Smith is entitled to receive from us an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year he is employed by us; Mr. Kogod is entitled to receive from us an annual minimum salary of $100,000 for each year he is employed by us.

Mr. Smith will also be entitled to receive options to purchase not less than 100,000 of our Common Shares for each year during his term of employment, with the actual number of options granted for 2002 through 2004 being equal to 100,000 multiplied by the same percentage that the base option level of options granted to our chief executive officer increases or decreases in that year beyond the target amount established for our chief executive officer. Since Mr. Sellers was not awarded options for 2003 or 2004, this calculation was made based on the restricted stock units actually awarded to Mr. Sellers compared to his target restricted stock unit award.
Tax Related Undertakings of the Operating Trust
      In connection with the merger of Archstone with Charles E. Smith Residential Realty L.P. (“Smith Partnership”) on October 31, 2001, the Operating Trust has agreed in its current declaration of trust, for the benefit of the holders of the Smith Partnership units that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary, that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.
Related Party Transactions
      Ameriton paid approximately $3.2 million and $1.5 million to certain of our officers and employees related to realized returns on investments sold during 2004 and 2003, respectively, none of which were made to members of Ameriton’s board. Four members of Ameriton’s board (James H. Polk, III, John C. Schweitzer, R. Scot Sellers and Charles E. Mueller, Jr.) are Trustees of Archstone-Smith or executive officers of the Archstone-Smith and the Operating Trust.
      During 1997, as part of the employee share purchase plan, certain officers and other employees purchased Common Shares of Archstone-Smith. Archstone-Smith financed 95% of the total purchase price by issuing notes representing approximately $17.1 million. As of December 31, 2004, the aggregate outstanding balances on these notes were approximately $917,000.
      Archstone-Smith has the following business relationships with business entities or family members of Board of Trustee members Robert H. Smith and Robert P. Kogod:

Mr. Smith owns a residence within a condominium in Crystal City, where Archstone-Smith staffs the property with doormen, maintenance, and administrative staff. Archstone-Smith is contractually reimbursed by the condominium association for payroll and benefits costs, and receives a contractual monthly management fee of $848 for other Archstone-Smith management oversight. ASN does not have an ownership interest in this property. Archstone-Smith billed $175,368 during 2004 for expenses incurred and management fees for this property.

Mr. Smith and Mr. Kogod have a 0.33% and 4.36% ownership interest, respectively, in two apartment communities in Washington D.C. Archstone-Smith receives a contractual management fee of 4.5% of revenues to employ the property maintenance and administrative staff, manage the property, and perform all accounting functions. Archstone-Smith does not have an ownership interest in this property.

We billed $941,301 during the twelve months ended December 31, 2004 for expenses incurred and management fees for this property.

Mr. Smith’s daughter is employed as a Vice President in Marketing at a salary and bonus of approximately $109,000, and received options grants with a face value of $237,000 as compensation during 2004. She has been employed by us and our predecessor, Smith Residential, since September 1980.

NOMINATION PROCESS
      Trustees may be nominated by the Board or by a security holder or security holder group in accordance with the By-Laws and the Corporate Governance Guidelines of Archstone-Smith. In addition, the Nominating Committee will consider nominee recommendations from a security holder or group of security holders (a “Qualifying Security Holder”) that has beneficially owned more than 5% of Archstone-Smith’s Common Shares for at least 1 year as of the date of the recommendation. To date, Archstone-Smith has not received any nominee recommendations from security holders, but the Nominating Committee would evaluate any such recommended nominee in the same manner and apply the same criteria that the Nominating Committee would apply in considering any prospective candidate for a vacancy on the Board or any nominee recommended by management or another Trustee. For a Qualifying Security Holder to submit a candidate for consideration by the Nominating Committee, the Qualifying Security Holder must notify Archstone-Smith’s Secretary. In addition, our By-Laws permit security holders to nominate Trustees at the annual meeting of shareholders at which Trustees are to be elected. To make a Trustee nomination at the 2006 annual meeting, a Qualifying Security Holder must send the nomination by no later than November 15, 2005 to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. In either case, the notice must meet all of the requirements contained in our By-Laws.
      The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	any other information the Qualifying Security Holder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a trustee if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Nominating Committee;

•	the name and record address of the Qualifying Security Holder who is submitting the notice;

•	the number of shares of voting stock of Archstone-Smith which are owned of record or beneficially by the Qualifying Security Holder who is submitting the notice;

•	a description of all arrangements or understandings between the Qualifying Security Holder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the Qualifying Security Holder who is submitting the notice;

•	if the Qualifying Security Holder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the Qualifying Security Holder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      The Nominating Committee does not have any established process for identifying prospective new nominees for the Board. As vacancies occur on the Board and as the need for new Trustees may otherwise arise in the future, the Nominating Committee will evaluate and determine what process would best assist them in identifying prospective candidates meeting the qualifications, skills and qualities sought.
      The Nominating Committee has not adopted a policy with respect to minimum qualifications for Board members or specific skills or qualities that one or more Trustees should have. As vacancies occur or as new Board members are otherwise sought, the Nominating Committee has and will determine the specific qualifications, skills and qualities required to fill that position and to complement the existing qualifications, skills and qualities of the other Board members. In considering any prospective new candidate for the Board, the Nominating Committee will evaluate the candidate’s education, experience, knowledge, integrity, skills and other attributes in light of any specific qualifications, skills and qualities that might be determined by the Nominating Committee to be desirable. The Nominating Committee will identify qualified candidates and provide its recommendations to the Board, which will decide whether to invite the candidate to be a Board member. In making its recommendations to the Board for nominations and renominations, the Nominating Committee considers Archstone-Smith’s contractual obligations under its Shareholders’ Agreement with certain security holders.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on representations made to us by our Trustees and executive officers, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2004, with the exception of Mr. Sellers, whose sale of shares through his 401(k) was not reported to us by the 401(k) provider until after the filing deadline, and Mr. Schumacher, whose cashless exercise of options was not reported by us until after the filing deadline, due to an administrative error.
PROPOSAL 3 — RATIFICATION OF RELATIONSHIP WITH PUBLIC ACCOUNTANTS
      Subject to shareholder ratification, the Audit Committee has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP has served as our auditors since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.
      The fees billed by KPMG LLP in 2003 and 2004 for services provided to Archstone-Smith were as follows:

	2003	2004

Audit Fees(1)	$888,750	$1,597,000
Audit-Related Fees(2)	186,800	202,500
Tax Fees(3)	281,949	219,650
All Other Fees(4)	0	0
TOTAL	$1,357,499	$2,019,150

(1)	“Audit Fees” are the aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the years ended December 31, 2004 and December 31, 2003 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2004 and 2003. “Audit Fees” also includes amounts billed for registration statements filed in 2003 and 2004 and related comfort letters and consent. These fees include fees billed in connection with KPMG LLP’s analysis of the effectiveness of our internal controls.

(2)	“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above, including audits of joint ventures and unconsolidated and consolidated subsidiaries.

(3)	“Tax Fees” are fees billed by KPMG LLP in either 2004 or 2003 for tax services, including tax compliance, tax advice or tax planning.

(4)	“All Other Fees” are fees billed by KPMG LLP in 2004 or 2003 that are not included in the above classifications.

Pre-Approval Process
      All services provided by KPMG LLP in 2004 were, and all services to be provided by KPMG LLP in 2005 will be, permissible under applicable laws and regulations and have been, and will continue to be, pre-approved by the Audit Committee. In accordance with applicable law, Archstone-Smith is required to disclose the non-audit services approved by the Audit Committee performed by KPMG LLP. Non-audit services are defined as services other than those provided in connection with an audit or a review of the financial statements of a company. The Audit Committee approved the engagement of KPMG LLP for non-audit services, consisting of certain specified tax-related services during 2004 and 2005, provided that the fees for these services did not exceed $400,000 in the aggregate or $100,000 for any one service.
ANNUAL REPORT
      Archstone-Smith’s 2004 Annual Report, which includes financial statements, is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.
SHAREHOLDER PROPOSALS
      Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2006 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than November 15, 2005, for inclusion in Archstone-Smith’s Proxy Statement and form of proxy relating to that meeting.
      In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the Proxy Statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s By-Laws. Archstone-Smith’s By-Laws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s annual meeting. To be eligible for consideration at the 2006 annual meeting, proposals which have not been submitted by the deadline for inclusion in the Proxy Statement must be received by us between November 15, 2005 and December 15, 2005.

OTHER MATTERS
      We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

/s/ CAROLINE BROWER
Caroline Brower
General Counsel and Secretary
[March 24, 2005]

APPENDIX A
ARTICLES OF AMENDMENT TO
ARCHSTONE-SMITH TRUST
ARTICLES OF AMENDMENT AND RESTATEMENT
      Archstone-Smith Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:
      1. The Trust desires to and does amend its charter as currently in effect and as hereinafter provided.
      2. Article IV, Section 1(b) is hereby amended by deleting the following text from the beginning of such section:

“The Board shall be divided into three classes of Trustees, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Trustees constituting the entire Board. The term of office of each Trustee shall be three years and until his or her successor is elected and qualifies, subject to prior death, resignation or removal. At the 2002 annual meeting of Shareholders, Class I Trustees shall be elected; at the 2003 annual meeting of Shareholders, Class II Trustees shall be elected; and at the 2004 annual meeting of Shareholders, Class III Trustees shall be elected. At each succeeding annual meeting of Shareholders, beginning in 2002, successors to the class of Trustees whose term expires at such annual meeting shall be elected. If the authorized number of Trustees constituting the Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Trustees in each class as nearly equal as possible, and any additional Trustee of any class elected to fill a vacancy resulting from an increase in such class shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee.”
and replacing it with the following:

“If the authorized number of Trustees constituting the Board is changed, any additional Trustee elected shall hold office until the next annual meeting of shareholders, but in no case shall a decrease in the number of Trustees constituting the Board shorten the term of any incumbent Trustee.”
      3. The foregoing amendment has been duly advised by the Trust’s Board of Trustees and approved by the Trust’s shareholders in accordance with the applicable provisions of law.
      4. The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
      IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf as of May      , 2005, by its undersigned Chairman and Chief Executive Officer and attested to by its Secretary.

ARCHSTONE-SMITH TRUST

R. Scot Sellers, Chairman and Chief Executive Officer

Caroline Brower, Secretary

A-1

ARCHSTONE-SMITH TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST

      The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone-Smith”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on May 4, 2005, at 11:00 a.m., Mountain Time, at The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado 80906 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

      The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND ITEM 2 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

FOLD AND DETACH HERE

Archstone-Smith Trust

Annual Meeting of Shareholders

ADMISSION TICKET

May 4, 2005
11:00 a.m. (Mountain Time)
The Broadmoor
1 Lake Avenue
Colorado Springs, Colorado 80906

Please mark your vote as indicated in this example ☒

      THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

          1. The election of each of James A. Cardwell, Robert P. Kogod and James H. Polk, III as a Class I Trustee to serve until the annual meeting of shareholders in 2008 and until his successor is duly elected and qualify.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

☐	☐

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2. Amendment of the Declaration of Trust of Archstone-Smith to eliminate the classification of Trustees.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3. Ratification of appointment of KPMG LLP as auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer signing for a corporation, please give your full title under signature.

Signature

Signature, if held jointly

Date: , 2005

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/asn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

Telephone
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you .

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at:
http://www.archstonesmith.com